Exhibit 99.1

FOR IMMEDIATE RELEASE

REalloys Reports Second Quarter 2026 Results

Saskatchewan Research Council (“SRC”) Rare Earth Processing Facility upgrade and Metallization Facility fully funded; $122.4 million of cash at quarter-end; advances U.S. Army Enhanced Use Lease negotiations at Tooele Army Depot

●	Fully funded the upgrade of SRC’s Rare Earth Processing Facility, targeting approximately 525 tonnes of NdPr metal, 30 tonnes of dysprosium oxide and 15 tonnes of terbium oxide of annual capacity

●	Advanced the fully funded Heavy Rare Earth Metallization Facility, targeting commissioning in the first quarter of 2028 with approximately 50 tonnes of annual dysprosium and terbium oxide capacity

●	Closed a $100.0 million private placement of common stock in June 2026, ending the quarter with $122.4 million in cash

●	Selected by the U.S. Army for exclusive negotiations toward a long-term Enhanced Use Lease at Tooele Army Depot, Utah, to develop heavy rare earth processing facilities

BOCA RATON, Fla., August 13, 2026 /PRNewswire/ -- REalloys Inc. (Nasdaq: ALOY) (the “Company” or “REalloys”), today reported results for the second quarter ended June 30, 2026. Net revenues were $0.8 million, compared with $0.4 million in the second quarter of 2025, and the Company reported a net loss of $36.8 million, or $0.59 per diluted share, compared with a net loss of $2.2 million, or $0.05 per diluted share, in the prior-year quarter. The increase in net loss was driven primarily by $32.1 million of non-cash stock-based compensation associated with director, officer, and consultant equity awards primarily granted in connection with the Company’s February 2026 transition to a Nasdaq-listed public company.

“This quarter we fully funded the upgrade of the SRC Rare Earth Processing Facility and our planned Pilot and Commercial Metallization Facility, advanced our selection by the U.S. Army for exclusive Enhanced Use Lease negotiations at Tooele Army Depot, and continued to build the leadership team needed to execute our mine-to-magnet strategy. Committing the capital to fully fund the SRC upgrade and expansion, as well as our Metallization Facility, puts our flagship strategic projects on a clear path to commissioning, and reflects the same trend behind our discussions with the U.S. Army: North America’s need for secure, traceable, non-Chinese sources of rare earth and magnet materials has never been greater, and we intend to be that source.” — Leonard Sternheim, Chief Executive Officer of REalloys

“Rare earth magnets are foundational to the defense platforms, systems and advanced technologies that underpin the security of the United States and its allies, and we believe building a resilient, non-Chinese supply chain for these materials is one of the most consequential industrial challenges of our time. We have significantly deepened our leadership bench, adding public-company financial discipline, hands-on expertise in rare earth processing and metallization, and a sharpened focus on strategic partnerships. All this reflects the seriousness and technical depth we are bringing to this mission” — Stephen S. duMont, Non-Executive Chairman of the Board of REalloys

Second Quarter Financial Highlights

●	The Company’s cash balance as of June 30, 2026 was approximately $122.4 million

●	Maintained a strong, virtually debt-free balance sheet, against $209.8 million of assets

Revenue growth was driven by PMTCM’s sales of rare earth metals and materials from the Euclid facility, including under a Defense Logistics Agency contract, and by subscription revenue from the Blackbox trading analytics platform prior to its deconsolidation on May 5, 2026. General and administrative expense for the quarter included $32.1 million of non-cash stock-based compensation, comprising $19.5 million related to RSU and RPSU awards to the Board of Directors and executives and $12.6 million related to shares-for-services consulting awards. Excluding non-cash items, general and administrative expense was approximately $3.9 million (a non-GAAP measure; see “Non-GAAP Financial Measures” below).

For the six months ended June 30, 2026, net revenues were $1.5 million, compared with $0.4 million in the prior-year period, and net loss was $143.5 million, or $2.49 per diluted share, compared with a net loss of $3.9 million, or $0.11 per diluted share, in the prior-year period. The six-month net loss included $113.9 million of non-cash stock-based compensation, a $9.2 million non-cash accretion charge on the conversion of Series C Convertible Preferred Stock, a $6.4 million non-cash impairment charge related to the Company’s EVTEC investment, and a $3.4 million non-cash change in the fair value of contingent consideration.

Strategic Projects Update and Outlook

SRC Rare Earth Processing Facility Upgrade — Fully Funded. REalloys has fully funded, with committed capital, the planned upgrade of the SRC’s Rare Earth Processing Facility. SRC is expected to commence upgrade activity in the third quarter of 2026, targeting increased annual production capacity of approximately 525 tonnes of NdPr metal, 30 tonnes of dysprosium oxide and 15 tonnes of terbium oxide. REalloys has secured supply rights to approximately 80% of the expanded facility’s output. Together with SRC, the Company plans to advance separation trials using recycled mixed rare earth oxide feedstock in the second half of 2026, targeting separated material for potential customer qualification as early as the fourth quarter of 2026, with commercial intake of NdPr metal and dysprosium/terbium oxides from SRC expected to commence in the third quarter of 2027.

Heavy Rare Earth Metallization Facility — Fully Funded. The Company is advancing engineering and equipment procurement for its planned Heavy Rare Earth Metallization Facility, which is targeted for commissioning in the first quarter of 2028 and initial operations in the first half of 2028, with a targeted annual capacity of approximately 50 tonnes of combined dysprosium and terbium oxide feedstock.

Capital Resources and Liquidity. REalloys has committed approximately $58.3 million of capital funding for the SRC facility upgrade and its Heavy Rare Earth Metallization projects described above through to commissioning, and believes the Company’s existing cash resources are sufficient to fund these projects without reliance on any additional financing transaction.

U.S. Army Enhanced Use Lease Opportunity at Tooele Army Depot. The Company announced it had been selected by the U.S. Army for exclusive negotiations toward a long-term Enhanced Use Lease at Tooele Army Depot in Utah, under which REalloys would design, finance, build, and operate heavy rare earth processing facilities at the site. The negotiation phase is scheduled to complete by mid-September 2026.

Diversifying North American Feedstock Network. During the quarter, the Company entered non-binding arrangements to explore feedstock supply with U.S. Critical Materials Corp. (Sheep Creek project, Montana), Ramaco Resources, Inc. (Brook Mine, Wyoming) and Patriot Exploration & Mining, as it works to secure additional feedstock sources ahead of expanded processing capacity coming online.

Recent Developments

Leadership Appointments. Effective June 24, 2026, Craig Cunningham was appointed Chief Financial Officer, succeeding Robert Winspear. Mr. Cunningham is a Chartered Professional Accountant with more than two decades of global and cross-border public-company finance leadership in the mining and critical minerals sectors, including prior roles as CFO of Li-Cycle Holdings Corp. and Electra Battery Materials Corporation, and twelve years in senior finance roles at Kinross Gold Corporation.

Effective September 1, 2026, Anupam Ghildyal will transition from Chief Operating Officer to the newly created role of Chief Growth Officer. Mr. Ghildyal brings a track record in corporate development, capital formation, and commercialization, having been part of the founding team at VulcanForms and having helped launch more than 20 products while raising over $1 billion in funding for early-and growth-stage manufacturing, materials, and energy companies. In his new role, he will focus on advancing the Company’s strategic partnerships, feedstock and offtake relationships, and growth initiatives.

Dr. Muhammad Imran will join REalloys as Chief Operating Officer effective September 1, 2026. Dr. Imran holds a Ph.D. in Chemical Engineering and most recently served as Chief Technology Officer and Vice President at the Rare Earth Elements Division at SRC, the Company’s strategic processing and metallization partner. Having led SRC’s rare earth element capabilities since 2020, including directing the development of SRC’s Rare Earth Processing Facility in Saskatoon, his appointment gives REalloys direct operational continuity on its most significant near-term growth driver.

About REalloys Inc.

REalloys Inc. (NASDAQ: ALOY) is a U.S.-based rare earth materials company executing a mine-to-magnet strategy across upstream feedstock, midstream separation and metallization, and downstream magnet manufacturing. REalloys is focused on delivering qualified, allied-nation rare earth metals and alloys including dysprosium, terbium, and neodymium to the U.S. Department of Defense, the U.S. Department of Energy, NASA, the U.S. Defense Industrial Base, and the broader U.S. Organic Industrial Base.

For more information, please visit www.REalloys.com or email InvestInAmerica@REalloys.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding: the Company’s expectations regarding the SRC Rare Earth Processing Facility upgrade and commissioning timeline; the planned Heavy Rare Earth Metallization Facility and its targeted capacity, commissioning, and initial operations; anticipated commercial intake of rare earth materials from SRC; the U.S. Army Enhanced Use Lease negotiations at Tooele Army Depot; the sufficiency of the Company’s capital resources to fund its strategic projects; feedstock sourcing arrangements; the Company’s expectation regarding future capital needs; and the anticipated leadership transitions and their expected impact on the Company’s operations. These forward-looking statements are based on the Company’s current expectations and involve significant risks and uncertainties that could cause actual results to differ materially, including those described under “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC. The Company undertakes no obligation to update these statements except as required by law.

Non-GAAP Financial Measures

This press release includes “Adjusted General and Administrative Expense,” which excludes non-cash stock-based compensation expense from GAAP general and administrative expense. The Company presents this measure because management believes it provides useful information about the Company’s cash-based operating cost structure, particularly given the significant non-cash stock-based compensation charges recognized in connection with the Company’s February 2026 reverse recapitalization and public listing. This non-GAAP measure should not be considered in isolation or as a substitute for the most directly comparable GAAP measure and should be read in conjunction with the Company’s condensed consolidated financial statements prepared in accordance with GAAP. The following reconciles GAAP general and administrative expense to Adjusted General and Administrative Expense for the three months ended June 30, 2026 (in thousands): General and administrative expense (GAAP): $36,031; Less: Non-cash stock-based compensation: ($32,131); Adjusted General and Administrative Expense (non-GAAP): $3,900.

Contacts

Investor and Media Relations – InvestorRelations@REalloys.com

Financial Statements

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended Jun 30, 2026	Three Months Ended Jun 30, 2025	Six Months Ended Jun 30, 2026	Six Months Ended Jun 30, 2025
Net revenues	$804	$440	$1,510	$440
Cost of sales	329	219	628	219
Software development costs	34	–	68	–
General and administrative	36,031	1,056	121,432	1,924
Advertising and marketing	1,310	–	3,851	–
Depreciation and amortization	(96)	67	(8)	67
Total operating expenses	37,608	1,342	125,971	2,210
Loss from operations	(36,804)	(902)	(124,461)	(1,770)
Interest expense	14	94	22	185
Change in fair value of contingent consideration	–	(2,096)	3,439	(1,312)
Deferred cash consideration late payment penalties	–	3,300	–	3,300
Impairment expense	–	–	6,394	–
Accretion of discount on issuance of Series C Preferred Stock	–	–	9,220	–
Total other expense	14	1,298	19,075	2,173
Net loss	$(36,818)	$(2,200)	$(143,536)	$(3,943)
Basic and diluted net loss per share	$(0.59)	$(0.05)	$(2.49)	$(0.11)
Weighted-average shares outstanding, basic and diluted	62,142,617	41,290,000	57,704,321	36,965,956

Condensed Consolidated Balance Sheets (Selected Data)

(In thousands)

	June 30, 2026 (unaudited)	December 31, 2025 (audited)
Cash	$122,357	$2,824
Total current assets	154,095	38,541
Total assets	209,772	93,389
Total current liabilities	5,023	7,154
Total liabilities	19,168	56,049
Total stockholders’ equity	190,604	35,834
Working capital	149,072	31,387
Accumulated deficit	(224,661)	(81,125)

Condensed Consolidated Statements of Cash Flows (Selected Data)

(In thousands, unaudited)

	Six Months Ended Jun 30, 2026	Six Months Ended Jun 30, 2025
Net cash used in operating activities	$(17,720)	$(702)
Net cash used in investing activities	(8,064)	(10)
Net cash provided by financing activities	145,317	1,077
Net change in cash and cash equivalents	$119,533	$365

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